Exhibit 20.2

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Stockholders of Dino Energy Investments Ltd.

We have audited the accompanying consolidated balance sheet of Dino Energy Investments Ltd. and its subsidiary (the “Company”) as of October 31, 2012 and the statements of operations, stockholders’ equity and cash flows for the seven month period ended October 31, 2012.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluation of the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dino Energy Investments Ltd. and its subsidiary as of October 31, 2012 and the results of their operations and their cash flows for the seven month period ended October 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company had not yet achieved profitable operations and has accumulated losses of $56,939 since its inception.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Calgary, Canada

December 4, 2012

Chartered Accountants

Suite 1500, 640 – 5th Ave. S.W., Calgary, Alberta  T2P 3G4  Tel: (403) 263-3385  Fax: (403) 269-8450

Dino Energy Investments Ltd.

CONSOLIDATED BALANCE SHEET

(Stated in US dollars)

As at October 31, 2012

ASSETS
Current
Cash and cash equivalents	$1,986
Prepaid expenses	12,127
$14,113
LIABILITIES
Current
Accounts payable	$24,108
Due to shareholders (Note 3)	44,719
$68,827
STOCKHOLDERS’ EQUITY
Capital Stock
Authorized
50,000 common shares, voting, par value $1.00 each
Issued and outstanding
2,000 common shares	$2,000
Accumulated deficit	(56,939)
Accumulated other comprehensive loss	225
$(54,714)
$14,113

Going concern (Note 1)

Subsequent event (Note 16)

The accompanying notes are an integral part of these consolidated financial statements

Dino Energy Investments Ltd.

CONSOLIDATED STATEMENT OF OPERATIONS

(Stated in US dollars)

Period from April 12, 2012 to October 31, 2012

Expenses
Professional fees	$55,884
Consulting fees	1,055
56,939
Net loss for the period	(56,939)
Other comprehensive income
Foreign currency adjustment	225
Comprehensive loss	$(56,714)
Basic and diluted income loss per share	$(339.61)
Weighted average number of shares outstanding	167

The accompanying notes are an integral part of these consolidated financial statements

Dino Energy Investments Ltd.

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(Stated in US dollars)

	Capital Stock		Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Total
	Shares	Amount
Issuance of shares	2,000	$2,000	$-	$-	$-	$2,000

Net loss for the period ended October 31, 2012	-	-	-	-	(56,939)	(56,939)

Other comprehensive income for the period ended October 31, 2012	-	-	-	225	-	225
Balance, October 31, 2012	2,000	$2,000	$-	$225	$(56,939)	$(54,714)

The accompanying notes are an integral part of these consolidated financial statements

Dino Energy Investments Ltd.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Stated in US dollars)

Period from April 12, 2012 to October 31, 2012

Operating activities
Net loss for the period	$(56,939)
Changes in non-cash working capital:
Accounts payable	24,108
Prepaid expenses	(12,127)
Net cash used in operating activities	(44,958)
Financing Activities
Common shares issued	2,000
Advance from shareholders	44,719
Net cash provided by financing activities	46,719

Net cash decrease for the period	1,761

Foreign exchange translation	225

Cash and cash equivalents, beginning of the period	-
Cash and cash equivalents, end of the period	$1,986

The accompanying notes are an integral part of these consolidated financial statements

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 1 – NATURE AND CONTINUANCE OF OPERATIONS

Dino Energy Investments Ltd. (“Dino”) was incorporated on April 12, 2012 as an Offshore company under BVI Business Companies Act in the British Virgin Island. On June 10, 2012, Dino created Dino Energy Investments Alberta Ltd. of Calgary, Alberta, Canada as its wholly owned subsidiary (the “Corporation” collectively). Dino’s business focuses on the acquisition and development of oil sands projects in the Alberta region, operating through its wholly owned subsidiary in Alberta, Canada.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Corporation will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Corporation be unable to continue as a going concern.  At October 31, 2012, the Corporation had not yet achieved profitable operations and has accumulated losses of $56,939 since its inception.  The Corporation expects to incur further losses in the development of its business, all of which casts substantial doubt about the Corporation’s ability to continue as a going concern. The Corporation’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.  Management anticipates that additional funding will be in the form of equity financing from the sale of common stock. Management may also seek to obtain short-term loans from the directors of the Corporation. There are no current arrangements in place for equity funding or short-term loans.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Corporation’s consolidated financial statements included herein are prepared under the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  These consolidated financial statements include the Corporation’s wholly owned subsidiary, Dino Energy Investments Alberta Ltd., and 100 percent of its assets, liabilities and net income or loss since acquisition. All inter-company balances and transactions have been eliminated.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, management considers liquid investments with an original maturity of three months or less to be cash equivalents. As at October 31, 2012, all cash amounts deposited in accounts were federally insured.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The consolidated financial statements above reflect all of the costs of doing business.

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income (Loss)

The Corporation adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Since inception, the Corporation’s other comprehensive income represents foreign currency translation adjustments.

Net Income (loss) per Common Share

FASB ASC 260 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Diluted net income (loss) per share on the potential exercise of the equity-based financial instruments is not presented where anti-dilutive.

Financial Instruments

Fair Value

The Corporation follows FASB ASC 820, Fair Value Measurements and Disclosures, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Corporation defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Corporation considers the principal or most advantageous market in which the Corporation would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Corporation has adopted FASB ASC 825, Financial Instruments, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Corporation has not elected the fair value option for any eligible financial instruments.

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Corporation uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follows:

▪

Level 1 – observable inputs such as quoted prices in active markets;

▪

Level 2 – inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

▪

Level 3 – unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash and cash equivalents are  measured using level 1 inputs.

Assets and Liabilities that are measured at Fair Value on a Recurring Basis

The fair value hierarchy requires the use of observable market data when available. In instances in which the inputs used to measure fair value fall into different levels of the fair value hierarchy, the fair value measurement has been determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Corporation’s assessment of the significance of a particular item to the fair value measurement in its entirety requires judgment, including the consideration of inputs specific to the asset or liability.

The fair value of financial instruments consisting of cash and cash equivalents, accounts payable and due to shareholder were estimated to approximate their carrying values based on the short-term maturity of these instruments.

Risks

Financial instruments that potentially subject the Corporation to credit risk consist principally of cash.

Management does not believe the Corporation is exposed to significant credit risk. Management, as well, does not believe the Corporation is exposed to significant interest rate risks during the period presented in these consolidated financial statements.

Currency risks

The Corporation incurs expenditures in Canadian dollars. Consequently, some assets and liabilities are exposed to Canadian dollar foreign currency fluctuations. As at October 31, 2012, cash and cash equivalents, accounts payable and due to related parties were all denominated in Canadian dollars.

Impairment of Long-Lived Assets

Impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. No impairments of these types of assets were recognized during the year ended October 31, 2012.

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

The Company follows FASB ASC Topic 820, “Income Taxes” which requires the use of the asset and liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The tax consequences of most events recognized in the current year’s financial statements are included in determining income taxes currently payable. However, because tax laws and financial accounting standards differ in their recognition and measurement of assets, liabilities, equity, revenues, expenses, gains and losses, differences arise between the amount of taxable income and pre-tax financial income for a year and between the tax bases of assets or liabilities and their reported amounts in the financial statements. Because the Company assumes that the reported amounts of assets and liabilities will be recovered and settled, respectively, a difference between the tax basis of an asset or a liability and its reported amount in the balance sheet will result in a taxable or a deductible amount in some future years when the related liabilities are settled or the reported amounts of the assets are recovered, which gives rise to a deferred tax asset. The Company must then assess the likelihood that the deferred tax assets will be recovered from future taxable income and to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance.

The Company has adopted FASB guidance on accounting for uncertainty in income taxes which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance also extends to de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures.

Foreign currency translation

The functional currency of the Corporation is Canadian dollars (“C$”). The Corporation maintains its consolidated financial statements in United States currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of other comprehensive income (loss) for the respective periods.

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

The Corporation adopts new pronouncements relating to generally accepted accounting principles applicable to the Corporation as they are issued, which may be in advance of their effective date.  Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

i)

ASU 2011-04

On November 1, 2012 the Company will adopt the FASB issued ASU 2011-04, “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The new guidance does not extend the use of fair value accounting, but provides guidance on how it should be applied where its use is already required or permitted by other standards within GAAP or International Financial Reporting Standards (“IFRSs”). The new guidance also changes the working used to describe many requirements in GAAP for measuring fair value and for disclosing information about fair value measurements and it clarifies the FASB’s intent about the application of existing fair value measurements. Management does not expect the adoption of the new standard to have a material impact on the Company’s fair value measurements, financial condition, results of operations or cash flows as the Company’s financial instrument’s carrying values approximate fair value due to the short term maturities.

ii)

ASU 2011-05

On November 1, 2012 the Company will adopt, the FASB issued Accounting Standards Update No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income (ASU 2011-05). The objective of this amendment is to increase the prominence of other comprehensive income in the consolidated financial statements. The amendments require entities to report components of net income and the components of other comprehensive income either in a continuous statement of comprehensive income or in two separate but consecutive statements.

Additionally, the amendments in ASU 2011-05 require an entity to present on the face of the consolidated financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statements where the components of net income and the components of other comprehensive income are presented. In December 2011, the FASB issued Accounting Standards Update No. 2011-12, which deferred the specific requirements related to the presentation of reclassification adjustments. Management does not expect the adoption of this Standard to have a material impact on the Company’s consolidated financial statements.

NOTE 3 – DUE TO SHAREHOLDERS

As at October 31, 2012, the Corporation was obligated to a shareholder for funds advanced to the Corporation for working capital. The advances are unsecured and no interest rate or payback schedule has been established.

As at October 31, 2012, the Corporation advanced $20,000 to a shareholder. The advances are unsecured and no interest rate or payback schedule has been established.

DINO ENERGY INVESTMENTS LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2012

Expressed in United States Dollars

NOTE 4 – CAPITAL STOCK

On April 11, 2012, the Corporation issued 10 common shares for gross proceeds of $10 by way of private placement.

On October 15, 2012, the Corporation issued 1,990 common shares for gross proceeds of $1,990 by way of private placement.

As at October 31, 2012, there were no warrants or options outstanding.

NOTE 5 – INCOME TAXES

The Corporation has not incurred any losses in Canada. All of the Corporation’s expenses have been incurred through Dino in the British Virgin Islands where there is no tax.

NOTE 6 – SUBSEQUENT EVENT

On October 24, 2012, the Corporation entered into an exchange agreement (the “Exchange Agreement”) with Gysan Holdings Inc. (“Gysan”), a Canadian company. Under the terms of the Exchange Agreement, the shareholders of Dino would have received 200,000,000 newly-issued shares of Gysan Common Stock in exchange for all of Dino’s outstanding Common Stock. On November 19, 2012, the parties to the transaction amended the Exchange Agreement so that in return for all the outstanding shares of Dino Common Stock, the shareholders of Dino will receive 65,000,000 shares of Gysan Common Stock and 45,000,000 shares of Gysan Class A Preferred Stock. Upon completion of the proposed transaction, Dino will become a wholly-owned subsidiary of Gysan. The obligation to close the transaction under the terms of the Exchange Agreement shall be subject to normal terms and conditions contained in such agreements.